Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between MEDCAREERS GROUP INC. (“MedCareers”), a Nevada corporation, and Charles Smith (“Smith”), an individual residing in Dallas County, Texas.

RECITALS:

WHEREAS, MedCareers is currently engaged in the business of operating the online professional network www.nurseslounge.com, and other related activities; and

WHEREAS, MedCareers desires to hire and employ Smith and Smith desires to work for and be employed by MedCareers.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, conditions, and considerations set forth below, MedCareers and Smith agree as follows:

1. Employment and Duties. MedCareers hereby employs Smith as the Chief Financial Officer (“CFO”) of MedCareers. As CFO of MedCareers, Smith shall render financial and management services to MedCareers such as are customarily performed by persons situated in a similar capacity. Smith shall perform such other duties as the Board of Directors of MedCareers (the “Board of Directors”) may from time to time reasonably direct. Smith shall devote his productive time, ability, and attention to the business of MedCareers and its affiliated companies during the term of this Agreement.

2. Term. The term of the employment shall terminate on the earlier of (i) the expiration of two year(s), (ii) the death of Smith, (iii) the mental or physical disability of Smith that is severe enough to substantially impair him for performing the duties required by this Agreement, (iv) the voluntary termination of this Agreement by Smith, or (v) the termination of this Agreement by the Board of Directors for cause. In the event that Smith should terminate this Agreement, he shall give MedCareers thirty (30) days’ advance notice.

3. Salary. As compensation for services rendered pursuant to this Agreement, MedCareers shall pay Smith a salary as determined by the Board of Directors when funding is received by the Company.

4. Stock Options. As compensation for services rendered pursuant to this Agreement. Smith is hereby granted the options (the “Options”) of purchasing newly issued (restricted pursuant to Rule 144 of the General Rules of the Securities and Exchange Commission, as promulgated under the Securities Act of 1933, as amended) two million shares of the common stock (“Stock”) of MedCareers for the sum of $0.25 per share, such options shall vest equally over eight (8) quarters, and the right to purchase the options shall expire on September 23, 2016. Such options shall contain a cashless exercise feature.

Smith may exercise the Options by tendering to MedCareers, at any time during the above described time periods, (i) notice of the amount of Stock to be purchased by Smith, and (ii) the funds required for the purchase of the Stock or election to use the cashless exercise provision.

Smith shall have no rights as a stockholder with respect to any Stock referenced in this Section 4 until the date of issuance of the stock certificate to Smith for the Stock. The Options shall be adjusted to take into account any splits (forward or reverse) in the common stock of MedCareers such that the number of shares of Stock to be issued upon the date of exercise of any of the Options granted hereunder shall be equivalent to the number of shares of Stock set forth in subsections (a) through (d) above. No adjustments shall be made for dividends. THE OPTIONS GRANTED HEREIN ARE NOT TRANSFERABLE EXCEPT BY WILL OR DESCENT AND DISTRIBUTION. DURING THE LIFETIME OF SMITH, THE OPTIONS MAY ONLY BE EXERCISED BY SMITH.

EMPLOYMENT AGREEMENT - - Page 1

Medcareers Group, Inc. – Charles Smith

5. Stock Grant. In addition to the salary and the stock options described above, Smith shall receive one million shares of newly issued (restricted pursuant to Rule 144 of the General Rules of the Securities and Exchange Commission, as promulgated under the Securities Act of 1933, as amended) common stock of MedCareers upon signing of this Agreement.

6. Other Benefits. In addition to the salary and the stock options described above, Smith shall receive the benefits as determined by the Board of Directors.

7. Parties Bound. The provisions of this Agreement shall apply to and inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors, and assigns.

8. Entire Agreement. This Agreement represents the entire agreement between the parties hereto with respect to the employment of Smith by MedCareers and may not be amended or in any way modified without the written consent of the parties hereto.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

10. Multiple Counterparts. This Agreement has been executed in multiple counterparts, each copy of which for all purposes is deemed to be an original and constitute collectively one (1) agreement. By making proof of this provision, it shall not be necessary to produce or account for each counterpart.

EXECUTED to be effective as of the 23rd day of September, 2013.

MEDCAREERS GROUP INC.,

a Nevada corporation

By:_/s/ Timothy Armes_______________________

Timothy Armes,President

_/s/ Charles Smith___________________________

Charles Smith, Employee

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Medcareers Group, Inc. – Charles Smith